Exhibit 10

THE CONSOLIDATED EDISON, INC.

STOCK PURCHASE PLAN

As Amended and Restated Effective May 19, 2014

THE CONSOLIDATED EDISON, INC.

STOCK PURCHASE PLAN

PREAMBLE

The Stock Purchase Plan (“Plan”) provides a means for employees of Consolidated Edison, Inc.’s affiliated companies and members of their boards of directors to purchase shares of stock of Consolidated Edison, Inc. without any fee, commission or charges, other than the purchase price. In addition, these affiliated companies can elect to contribute one dollar for each nine dollars invested by a participating employee or board member to the purchase of his or her shares.

ARTICLE 1

Definitions

(a)	“Account” means a custodian account established with the Agent to hold Shares purchased under the Plan, and any Shares transferred to such Account pursuant to Article 12, beneficially owned by an Employee. Such Account shall be an individual Account unless such Employee shall designate in writing that it shall be a joint Account, in which case it shall be a joint Account of such Employee and such other person as such Employee shall have designated. A joint Account may be converted to an individual Account of an Employee who is joint holder of such Account, upon written request signed by such Employee and the other joint holder of such Account. Any transfer taxes payable in connection with a change from individual to joint Account or vice versa will be the responsibility of the Employee. An Employee may not have more than one Account, except that two Employees, each having an Account, may hold one or both of such Accounts jointly. All distributions from a joint Account, whether of cash or Shares, shall be made jointly to the Employee and the other holder of such joint Account. All references in this Plan to distributions to an Employee shall in the case of a joint Account be subject to the preceding sentence. Ineligibility of an Employee to make investments under the Plan shall render the other holder of a joint Account with such Employee likewise ineligible to make investments through such Account.

(b)	“Affiliate” means any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code (“Code”)) which also includes as a member the Company; any trade or business under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(c)	“Agent” means Mellon Investor Services LLC., or a successor or successors designated by the Plan Director to serve as Agent under this Plan.

(d)	“Anniversary Date” for any Share or fractional Share held in an Account shall mean the first day of the thirteenth month next following the Purchase Period during which such Share or fractional Share was purchased for such Account.

(e)	“Basic Rate of Pay” means in respect of a particular Purchase Period:

(i)	In the case of an Employee compensated on an hourly basis, 40 times his or her basic hourly rate in effect at the beginning of such Purchase Period;

(ii)	In the case of an Employee compensated on a monthly basis, his or her basic annual rate in effect at the beginning of such Purchase Period, divided by 12; and

(iii)	In the case of an Employee compensated on a semi-monthly basis, his or her basic annual rate in effect at the beginning of such Purchase Period, divided by 24.

(f)	“Board of Directors” means the Board of Directors of the Company.

(g)	“CECONY” means Consolidated Edison Company of New York, Inc.

(h)	“Company” means Consolidated Edison, Inc.

(i)	“Effective Date” means the Stockholders’ Approval Date.

(j)	“Employee” means any person employed by a Participating Employer who has attained regular status as an active employee or who has completed three months of the “on trial” or “probationary” period as of the beginning of a Purchase Period. For purposes of this Plan only, “Employee” shall also include a person who is a member of the Board of Directors of the Company, the board of directors of a Participating Employer and not otherwise an Employee. Employee also means a duly elected or appointed officer of the Company or a Participating Employer.

(k)	“Investment Funds” means all funds received by the Agent or the Company pursuant to Articles 4(a), 4(b), 5(a), and 5(b), plus the amount of all cash dividends received by the Agent, other than dividends which are to be distributed to Employees in accordance with instructions pursuant to Article 4(c).

(l)	“Participating Employer” means an Affiliate which, with the approval of the Board of Directors, has adopted the Plan for its Employees.

(m)	“Plan” means the Consolidated Edison Inc. Stock Purchase Plan, as now or hereafter in effect.

(n)	“Plan Director” means the Vice President—Human Resources of CECONY or such other person or persons as may from time to time be designated by the Company or the Chief Executive Officer of CECONY to act as such Plan Director in respect of the Plan. The Plan Director shall serve as such without compensation and at the discretion of the Company or the Chief Executive Officer of CECONY.

(o)	“Purchase Period” means a calendar month.

(p)	“Shares” means shares of Common Stock of the Company whether newly issued by or purchased directly from the Company, or purchased on any securities exchange on which shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with parties not affiliated with the Company, and includes both full and fractional Shares unless otherwise specified.

(q)	“Share Price” depends on the source of the Shares and shall be determined in accordance with Article 6.

(r)	“Stockholders’ Approval Date” is the date of the 2014 Annual Meeting at which stockholders approve this Plan.

ARTICLE 2

Shares Subject to Plan and Duration

(a)	Term. The Plan shall continue until 10 years after the Stockholders’ Approval Date, unless sooner terminated by the Board of Directors.

(b)	Limitation on Number of Shares. Subject to Article 2 (d), the maximum number of Shares that may be issued under the terms of this Plan shall be ten million (10,000,000) Shares,

(c)	Termination. The Plan will continue in effect until all matters relating to the administration of this Plan have been settled. The Employee’s rights upon termination shall be as set forth in Article 11 (a).

(d)	Dilution and Other Adjustments. In the event of any change in the number of outstanding Shares by reason of any stock split, reverse stock split, spinoff, split-off, partial or complete liquidation, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of equity securities or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other similar change or corporate transaction or event that affects Shares, if the Board of Directors of the Company shall determine that such change equitably requires an adjustment to the limitations on the number of Shares that may be delivered under the terms of this Plan as set forth in Article 2(b) or in the number or kind of Shares that may be delivered under the terms of this Plan, such adjustment to prevent dilution or enlargement of an Employee’s rights under the terms of this Plan shall be made by the Board of Directors in a manner that is proportionate to the change to the Shares and is otherwise equitable, and shall be conclusive and binding for all purposes of this Plan.

ARTICLE 3

Maximum Employee Investment

(a)

With respect to a particular Purchase Period, and subject to Article 7(e), an Employee, other than an Employee who is a member of the Board of Directors, or board of directors of a Participating Employer and who is not otherwise an Employee, may invest in the purchase of Shares pursuant to the Plan an amount not in excess of 20% of such Employee’s Basic Rate of Pay, multiplied by the number of pay periods of such Employee ending within such Purchase Period provided, however, that an Employee may not invest more than $25,000 pursuant to the Plan during any calendar year; and provided further that amounts invested pursuant to Article 4(c) shall not be subject to such limits.

(b)	If at any time it is discovered that an Employee has invested in any Purchase Period an amount in excess of the maximum investment permitted by this Article 3 for such Employee in such Purchase Period, then the maximum investment permitted for such Employee shall thereafter be reduced by subtracting the amount of such excess from the maximum amount which such Employee would otherwise be permitted to invest in the Purchase Period or Periods next following such discovery, until the aggregate of such reductions shall equal the amount of such excess. In any such case the Employee involved shall be notified by the Plan Director and requested to appropriately restrict or suspend his or her investments under the Plan during such Purchase Period or Periods. If an Employee repeatedly exceeds the limitations of this Article 3, the Plan Director may, in his or her sole discretion, suspend the eligibility of such Employee for such period as the Plan Director, in his or her sole discretion, may determine. Any such suspension shall have the same effect as a period of ineligibility pursuant to Article 7(e).

ARTICLE 4

Means of Payment of Employee Contributions

Subject to the limitations of Article 3, an Employee may provide funds for the purchase of Shares under the Plan by any one or more of the following methods:

(a)	Payroll Deductions. On a form provided by a Participating Employer, or in some other means as authorized by the Plan Director, an Employee, other than an Employee who is a member of the Board of Directors, or board of directors of a Participating Employer and who is not otherwise an Employee, may authorize payroll deductions to be made which are not less than $2.00 per pay period, but in no case more than 20% of such Employee’s Basic Rate of Pay. Payroll deductions shall commence as soon as administratively possible but, no later than the second Purchase Period after receipt by the Agent of the payroll deduction authorization. Payroll deductions shall continue for successive Purchase Periods until such Employee instructs the Agent to make no further deductions or until such Employee’s participation in the Plan shall be suspended under the provisions of Articles 3(b), 7(e) or 8(b), or until his or her status as an Employee ceases, whichever shall first occur. An Employee may change the rate of or terminate his or her payroll deductions, and such change or termination shall be effective as soon as administratively possible, but no later than the second Purchase Period after receipt by the Agent of a new authorization to change or terminate such deductions.

(i)	For Shares purchased other than from the Company, the Participating Employer shall pay over the amount of each payroll deduction so authorized to the Agent, for the Account of the Employee, within five business days after the date such amount would otherwise have been payable to such Employee.

(ii)	For Shares newly issued by or purchased directly from the Company, the Participating Employer shall pay over the amount of each payroll deduction so authorized to the Company, for the purchase of Shares for the Employee, within five business days after the date such amount would otherwise have been payable to such Employee. As promptly as practicable after the last day of the Purchase Period, the Company shall cause the maximum number of whole Shares to be newly issued by or purchased from the Company based on the Share Price as determined by the Agent in accordance with Article 6(c), and will cause these Shares to be sent to the Agent to be allocated to the Employees’ accounts.

(b)

Cash Payments. From time to time, but not more frequently than once during each Purchase Period, an Employee may deliver to the Agent a money order or a check acceptable to, and payable to the order of, the Agent, in an amount in each case not less than $10.00, together with a direction, on a form provided by the Participating Employer or the Agent, to purchase Shares pursuant to the Plan. If such money order or check is received by the Agent from the 1st to the 15th of the Purchase Period and is cleared with good funds prior to the 25th of the Purchase Period such money order or check shall be applied during that Purchase Period. If such money order or check is received by the Agent after the 15th of the Purchase Period and is cleared with good funds prior to the 25th of the next Purchase Period such money order or check shall be applied during the next Purchase Period. If such money order or check shall prove uncollectible, it shall not be applied to the purchase of Shares. The aggregate amount so delivered by an Employee, except an Employee who is a member of the Board of Directors, or board of directors of a Participating Employer and who is not otherwise an Employee, during any Purchase Period may not exceed $1,000.00.

(c)	Dividend Reinvestment. Unless the Employee otherwise instructs the Agent, the Agent shall apply dividends received with respect to Shares held in his or her Account to the purchase, either from the Company or by the Agent, of additional Shares. However, the Employee may instruct the Agent to distribute to the Employee any such dividends received by the Agent for which the record date has not occurred prior to the Agent’s receipt of such instructions. Any dividends covered by such instructions shall be distributed by the Agent to such Employee as promptly as practicable. Such instructions shall be revocable by the Employee, effective with respect to any dividends for which the record date has not occurred prior to the Agent’s receipt of such revocation.

(d)	No Interest. There shall be no payment or accrual of interest in respect of payments under the foregoing Articles 4(a), (b) and (c), while held by the Participating Employer, the Company, the Agent, or otherwise.

(e)	Automated Telephone System and Website. The Agent’s automated telephone voice response system and its website enables Employees to access account information and authorize transactions over the telephone or the website twenty-four (24) hours a day and generally replaces, other than the initial enrollment form, all written authorization forms.

ARTICLE 5

Participating Employer Contributions

(a)	The Participating Employer shall separately determine, in its sole and absolute discretion, whether to make contributions on behalf of its Employees who participate in the Plan. If the Participating Employer decides to make contributions on behalf of its Employees, the Participating Employer shall contribute one dollar for every nine dollars contributed by the Employee as set forth in Appendix A. Appendix A, attached and incorporated herein as part of the Plan, shall provide the terms and conditions for such contributions made by the Participating Employer.

(b)	Appendix B, attached and incorporated herein as part of the Plan, sets forth a list of Participating Employers and states whether the Participating Employer has determined to make contributions on behalf of its Employees.

ARTICLE 6

Purchase of Shares

(a)

For Shares purchased by the Agent—As and when Investment Funds are received by it, the Agent shall promptly apply the same to the purchase, in one or more transactions, of the maximum number of whole Shares obtainable at then prevailing prices, exclusive of brokerage commissions and other expenses of purchase. Such purchases may be made from the Company, on any securities exchange where Shares are traded, in the over-the-counter market, or in negotiated transactions. Shares purchased other than from the Company may be on such terms as to price, delivery and otherwise as the Agent may determine to be in the best interest of the Employees participating in the Plan. The Agent shall complete such purchases as soon as practical after receipt of such funds, having due regard for any applicable requirements of law affecting the timing or manner of such purchases. If, for any reason, the Agent is unable, on or before the last day of any

Purchase Period, to apply all Investment Funds received by it during such Purchase Period, then any such Investment Funds remaining in any Account at the end of such Purchase shall be held by the Agent and applied as soon as practical in a subsequent Purchase Period or Periods.

(b)	For Shares purchased from the Company—As and when Investment Funds are received by it, the Company shall, as soon as practicable after the receipt of such funds, notify the Agent of the amount received so the Agent can allocate such amount to the account of each participant. The Agent shall determine the Purchase Price of all Shares purchased during the Purchase Period in accordance with Article 6 (c). As soon as practicable after the last day of the Purchase Period, the Company shall cause the maximum number of whole Shares to be newly issued by or purchased from the Company based on the Share Price as determined by the Agent and will cause these Shares to be sent to the Agent to be allocated to the participants’ accounts. Any Investment Funds remaining with the Company at the end of such Purchase Period shall be held by the Company and applied as soon as practical in a subsequent Purchase Period or Periods.

(c)	The price to participants for Shares purchased will depend on the source of the Shares.

(i)	If the Shares are newly issued or purchased from the Company, a price shall be assigned for any contribution made on the Employees’ payroll dates, the dates dividends are reinvested, and the dates the Agent receives cash contributions that are applied during the Purchase Period. The price assigned to these contributions will be the average of the high and low prices at which Shares were traded on the New York Stock Exchange Composite Transactions on the trading day immediately preceding the Employees’ payroll dates for payroll deductions, the date dividends are reinvested, and the dates the Agent receives cash contributions that are applied during the Purchase Period, as applicable. The Share Price will be the weighted average price, exclusive of brokerage commissions and other expenses of purchase, of all Shares using the price assigned for all contributions made during the Purchase Period.

(ii)	If the Shares are purchased other than from the Company, the purchase price per share shall be the weighted average cost, exclusive of brokerage commissions and other expenses of purchase, of all Shares purchased by the Agent during the Purchase Period.

(d)	Promptly after the end of each Purchase Period, the Agent shall compute the Share Price for such Purchase Period and shall allocate the Shares purchased during such Purchase Period among the Employees’ Accounts by allocating to each Account the number of full and fractional Shares obtained by dividing the Share Price for such Purchase Period into the amount of Investment Funds applied for such Account during such Purchase Period pursuant to Articles 6(a), (b) and (c).

ARTICLE 7

Custody of Shares; Distributions from Accounts

(a)	The Shares purchased under the Plan shall be held in the name and custody of the Agent or a nominee. The Agent shall mail periodic statements of account to each participating Employee, showing such account information as the Plan Director may from time to time determine. Account information is also available as provided in Article 4(e).

(b)	An Employee may at any time direct that:

(i)	Certificates for some or all of the full Shares in his or her Account be distributed to such Employee; or

(ii)	Some or all of the Shares in his or her Account, both full Shares and any fractional Share, be sold, and the resulting cash proceeds distributed to such Employee.

In any such event, promptly after receipt of such direction by the Agent, such distribution, or sale and distribution, shall be made by the Agent, whose judgment as to the terms of any such sale shall be conclusive and binding. All cash distributions, whether in respect of sales of full Shares or fractional Shares, shall be net of any brokerage commissions, transfer taxes and service charges incurred in connection with such sales.

(c)	No Shares held in an Account may be assigned, pledged or hypothecated prior to distribution from such Account of the related Share certificates. Neither may any interest of an Employee in or under the Plan be assigned, pledged or hypothecated.

(d)	Subject to Article 1(a), all Share certificates distributed pursuant to this Article 7 shall be in the name of the respective Employee.

(e)	Subject to Article 12(c), an Employee participating in the Plan shall at all times have the right to have all of the Shares in his or her Account distributed or sold in accordance with Article 7(b). However, if an Employee shall direct that a Share or fractional Share in his or her Account be so distributed or sold prior to the Anniversary Date of such Share or fractional Share, such Employee shall thereafter be ineligible (effective as of the first day of the Purchase Period next succeeding such distribution or sale) to make further investments under the Plan until the Anniversary Date of the most recently acquired Share or fractional Share sold or distributed from such Employee’s Account pursuant to Article 7(b) shall occur. In the event of such ineligibility:

(i)	Any authorization for payroll deductions given by such Employee pursuant to Article 4(a) shall thereupon be revoked, such Employee shall be deemed to have given instructions to distribute dividends pursuant to Article 4(c), any Investment Funds held in such Employee’s Account shall be applied to purchase Shares in the next Purchase Period but no further contributions pursuant to Article 4(b) shall be accepted during such ineligibility.

(ii)	Any full or fractional Shares remaining in such Employee’s Account shall remain in such Account unless and until disposed of in accordance with Articles 7(b), 8(a) or 12(c).

(iii)	The Employee may conclusively rely on the information furnished by the Agent, for the purpose of determining the number of Shares in such Employee’s Account for which the Anniversary Date has occurred. Any direction for the sale or distribution of Shares pursuant to Article 7(b) shall be satisfied first from those Shares in such Account for which the Anniversary Date has at the time occurred, unless the Employee otherwise expressly directs. Upon application by an Employee, the Plan Director may, for good cause shown, waive all or any part of any period of ineligibility which would otherwise result under this Article 7(e) from a sale or distribution of a specified Share or Shares from such Employee’s Account. Such waiver shall be within the sole discretion of the Plan Director, whose decision on any such application shall be final.

(iv)	The concept of “Anniversary Date” shall only apply to Shares of those Employees of the Participating Employer who has determined to make contributions on behalf of its Employees.

ARTICLE 8

Termination of Status as Employee; Leave of Absence

(a)	Subject to Article 1(a), when an Employee’s status as an Employee ceases, any fractional Share in such Employee’s Account shall be sold and the proceeds thereof, together with all full Shares in such Employee’s Account, shall be distributed to such Employee (or in the event of death or disability, to his or her legal representatives), without the necessity of any request by or on behalf of the Employee under Article 7(b), as promptly as practicable after receipt by the Agent of notice of such change of status, unless the Agent receives, within thirty days after such change of status and prior to any such distribution, an election by such former Employee (or his or her legal representatives as aforesaid), to have such full Shares sold and the resulting cash proceeds distributed. The judgment of the Agent as to the terms of any such sale shall be conclusive and binding. All cash distributions, whether in respect of sale of full Shares or fractional Shares, shall be net of any brokerage or commissions, transfer taxes, and service charges incurred in connection with such sales. Any Investment Funds held in such Employee’s Account that have not been applied to purchase Shares shall also be distributed to such Employee (or in the event of death or disability, to his or her legal representatives).

(b)	An Employee on an unpaid leave of absence shall be ineligible (effective as of the first day of the first Purchase Period beginning during such an unpaid leave of absence) to make further investments under the Plan until the termination of such an unpaid leave of absence. Such ineligibility shall have the same effects as a period of ineligibility arising under Article 7(e).

ARTICLE 9

Stock Dividends and Stock Splits; Rights Offerings;

Other Non-Cash Distribution

(a)	Any Shares received as stock dividends or split shares distributed by the Company on full or fractional Shares held in the Plan for an Employee will be credited to the Employee’s Account. The Anniversary Date of any Share so received shall be that of the Share in respect of which it shall be received.

(b)	If the Company should determine to offer securities through the issuance of rights to subscribe, warrants representing the rights on all Shares registered in the name of the Agent (or a nominee) will be issued to the Agent. Except as provided in the last three sentences of this Article 9(b), the Agent shall sell such rights and distribute the proceeds among the Employees in proportion to the full and fractional Shares held in each Employee’s Account on the record date for such rights. Any Employee who wishes to exercise subscription rights on his or her Plan Shares shall, prior to the record date for any such rights, advise the Agent of such desire and make arrangements, satisfactory to the Company and the Agent, to provide the Agent with funds to exercise such rights. Any Shares so purchased shall be added to such Employee’s Account and any other securities so purchased shall be delivered to such Employee. No contribution shall be made under the Plan by the Participating Employer in connection with any such exercise of rights.

(c)	Any non-cash distribution which the Company may make in respect of Shares held by the Agent for the Accounts of Employees, except a distribution subject to Articles 9(a) or (b), shall, to the extent practicable, be distributed in kind to the Employees in proportion to the respective numbers of Shares in their Accounts. To the extent that such a distribution in kind is not practicable, such non-cash distribution shall be sold and the proceeds distributed in like manner.

ARTICLE 10

Voting of Shares

Each Employee shall be provided with the opportunity to direct the manner in which any Shares held in such Employee’s Account are to be voted and appropriate procedures shall be established to enable the Employee to exercise such right. The Company shall provide to each Employee for whose account Shares are held under the Plan a copy of all proxy statements and annual, quarterly and other reports distributed by the Company to holders of record of Shares.

ARTICLE 11

Termination and Modification;

Responsibility of Company and Plan Director

(a)

The Board of Directors of the Company shall have the power to suspend, terminate, amend or otherwise modify the Plan and the Chief Executive Officer, the President-Shared Services, the Chief Financial Officer, the Vice President-Human Resources and the Treasurer of the CECONY are each authorized to make such changes from time to time to the Plan as such officer may approve as necessary or desirable to comply with law or to facilitate the administration of the Plan. No such suspension, termination, amendment or modification shall restrict the right of any Employee to withdraw all full Shares held in his or her Account, and to receive the net proceeds, after expenses of sale, of any fractional Share held in such Account. All participating Employees shall be given notice of any such suspension, termination, amendment or modification at least 30 days prior to the effective date thereof. Termination of the Plan shall have the same effects, with respect to each Employee, as are provided for in Article 8(a) in the event of termination of such Employee’s status as an Employee.

(b)	Any Affiliate may adopt this Plan with the consent of the Board of Directors of the Company; provided, however, that the Chief Executive Officer, the President-Shared Services, the Chief Financial Officer, the Vice President-Human Resources and the Treasurer of the CECONY shall each have authority to permit participation in the Plan by an Affiliate on such terms and conditions as such officer may approve. Upon the effective date of the adoption of the Plan by an Affiliate, the Affiliate shall become a Participating Employer. Each Participating Employer shall be named in Appendix B. A Participating Employer may terminate its participation in the Plan upon appropriate action.

(c)	The Company, Participating Employer(s), and the Plan Director shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim for delay in paying funds over to the Agent for the Account of an Employee.

ARTICLE 12

Administration, Operation and General Provisions

(a)	Plan Director Authority. All determinations required or permitted under the Plan or in its administration, which are not reserved to the Board of Directors of the Company, the Chief Executive Officer of CECONY, or the Agent or otherwise specified under the Plan, shall be made by the Plan Director. All such determinations, whether reserved or not reserved, shall be conclusive and binding on the Employee or Employees affected.

(b)	Expenses of Plan. Except as otherwise provided in the Plan, the Participating Employer shall pay all expenses in connection with administration of the Plan, including, without limitation, the fees and expenses of the Agent applicable to its Employees.

(c)	Recoupment of Company Overpayments. Notwithstanding anything in this Plan to the contrary, if at any time it is discovered that through error, inadvertence, mistake or for any other reason, the Participating Employer has paid over to the Agent or the Company for the Account of an Employee an amount which is in excess of the amount which should have been paid over for such Account, pursuant to Article 5 and Appendix A, or if it shall be discovered that an amount paid over to the Agent or the Company pursuant to Article 4(a) was in excess of the pay due such Employee (net of all other deductions) from which such amount was to have been deducted, and if such overpayment shall be discovered and notice given to the Agent prior to the application of such overpayment by the Agent or the Company to the purchase of Shares, the Agent shall promptly return the amount of such overpayment to the Participating Employer.

(d)	Agent’s Tenure and Responsibility.

(i)	The Agent may resign at any time by delivering its written resignation to Plan Director, and the Plan Director may remove the Agent at any time by delivering to the Agent a written notice of removal; provided that such resignation or removal shall not take effect until the effective date of an appointment of a successor Agent. A successor Agent may be appointed by the Plan Director upon 30 days notice to the participating Employees and the incumbent Agent. Each participating Employee shall be deemed to have consented to such appointment unless such Employee directs, pursuant to Article 7(b), a distribution or sale of all Shares in such Employee’s Account prior to the effective date of such appointment. If no successor Agent shall be appointed within 90 days of delivery of the Agent’s resignation or notice of removal, the Plan shall terminate.

(ii)	The Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims with respect to the prices at which Shares are purchased or sold for Employees’ Accounts.

APPENDIX A

EMPLOYER CONTRIBUTIONS

(a)	This Appendix A applies to any Participating Employer listed in Appendix B who has determined to make contributions to the Plan for the account of its Employees who participate in the Plan.

(b)	At the time the Participating Employer pays over to the Agent or the Company any amount for the Account of an Employee pursuant to Article 4(a) Payroll Deductions of the Plan, the Participating Employer shall concurrently pay over to the Agent or the Company for the Account of the Employee an additional amount equal to one dollar for every nine dollars contributed by such Employee.

(c)	Within 10 business days after the receipt of funds from an Employee pursuant to Article 4(b) Cash Payments of the Plan, the Agent shall advise the Participating Employer of such receipt and the Participating Employer shall promptly pay over to the Agent or the Company for the Account of such Employee an additional amount equal to one dollar for every nine dollars contributed by such Employee.

(d)	Not less than 10 business days after each dividend record date in respect of Shares, the Agent shall advise the Participating Employer of the amount of dividends to be received by the Agent for the Account of each Employee on the corresponding dividend payment date, excluding those dividends for which the Agent has received instructions pursuant to Article 4(c) Dividend Reinvestments of the Plan. On such dividend payment date the Participating Employer shall pay over to the Agent or the Company, for the Account of each such Employee, an amount equal to one-ninth of the amount of such dividends to be received by the Agent on such date for such Account.

(e)	The Participating Employer shall, promptly upon request by the Agent, reimburse or provide funds to the Agent for the payment of brokerage commissions and other reasonable expenses of purchase incurred by the Agent pursuant to Article 6.

APPENDIX B

PARTICIPATING EMPLOYERS

(a)	Consolidated Edison Company of New York, Inc. has made contributions on behalf of its Employees since the Plan’s inception.

(b)	Consolidated Edison Energy, Inc. became a Participating Employer in the Plan effective as of January 1, 2000, and has determined to make contributions on behalf of its Employees.

(c)	Orange and Rockland Utilities, Inc. became a Participating Employer in the Plan effective as of May 1, 2000, and has determined effective January 1, 2005, to make contributions on behalf of its Employees.

(d)	Consolidated Edison Solutions, Inc. became a Participating Employer in the Plan effective as of September 1, 1997, and has determined to make contributions on behalf of its Employees.